As filed with the Securities and Exchange Commission on June 12, 2015

Registration No. 333-182104

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lorillard, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-1911176
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 North Main Street

Winston-Salem, North Carolina 27101

(Address, Including Zip Code, of Principal Executive Offices)

LORILLARD, INC. EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

McDara P. Folan, III, Esq.

President and Chief Executive Officer

Lorillard, Inc.

401 North Main Street

Winston-Salem, North Carolina 27101

(336) 741-5162

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randi C. Lesnick, Esq.

Timothy J. Melton, Esq.

Jere R. Thomson, Esq.

Jones Day

222 East 41st Street

New York, New York 10017

(212) 326-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-182104) (the “Registration Statement”) of Lorillard, Inc. (“Lorillard”), a Delaware corporation, which was filed with the U.S. Securities and Exchange Commission on June 13, 2012. The Registration Statement registered 500,000 shares of Lorillard common stock, par value $0.01 per share, for issuance pursuant to the Lorillard, Inc. Employee Stock Purchase Plan.

On June 12, 2015, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 15, 2014, as it may be amended from time to time, among Lorillard, Reynolds American Inc. (“RAI”), a North Carolina corporation, and Lantern Acquisition Co. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of RAI, Merger Sub merged with and into Lorillard (the “Merger”), with Lorillard continuing as the surviving corporation in the merger and a wholly owned subsidiary of RAI.

As a result of the Merger, any offering pursuant to the Registration Statement has been terminated. Lorillard is filing this Post-Effective Amendment No. 1 to the Registration Statement to terminate the effectiveness of the Registration Statement and remove from registration any and all securities of Lorillard previously registered but unsold under the Registration Statement as of the effective time of the Merger. In accordance with undertakings made by Lorillard in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Lorillard hereby removes from registration the securities registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on June 12, 2015.

LORILLARD, INC.

By:	/s/ McDara P. Folan, III
	Name:	McDara P. Folan, III
	Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.